Exhibit (d)(g)(2)
Form of
Exhibit A
PACIFIC SELECT FUND
FEE SCHEDULE
Effective: February 1, 2011
     Portfolio: International Small-Cap
          The Investment Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the International Small-Cap Portfolio according to the following schedule:

Rate (%)	Break Point (assets)

0.70%	On the first $100 million
0.60%	On the next $50 million
0.45%	On excess
     The fees for services shall be prorated for any portion of a year in which the Agreement is not effective.